Exhibit 107

EX-FILING FEES

CALCULATION OF FILING FEE TABLES

SC 13E3

(Form Type)

Weber Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1 to Paragraph (a)(7)

	Transaction Valuation	Fee Rate	Amount of Filing Fee

Fees to Be Paid	$162,522,006(1)	.00011020	$17,909.93(2)

Fees Previously Paid	$227,399,829(3)		$25,059.46(4)

Total Transaction Valuation	$389,921,835

Total Fees Due for Filing			$42,969.39(2)

Total Fees Previously Paid			$0

Total Fee Offsets			$25,059.46(4)

Net Fee Due			$17,909.93

Table 2 to Paragraph (a)(7)

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source

Fee Offset Claims		PREM14C	005-92785	January 17, 2023		$25,059.46

Fee Offset Sources	Weber Inc.	PREM14C	005-92785		January 17, 2023		$25,059.46(4)

(1)

Solely for the purpose of calculating the filing fee, the aggregate value of the transaction was calculated by multiplying 20,189,069, which is the number of shares of Weber Inc. Class A common stock, par value $0.001 per share (the “Class A Shares”), in addition to the Class A Shares included in the previously reported transaction valuation (as reported in the Rule 13e-3 transaction statement on Schedule 13E-3 dated January 17, 2023 and the Preliminary Information Statement on Schedule 14C dated January 17, 2023), that are entitled to receive the per share merger consideration, by $8.05, which is the per share merger consideration. The number of Class A Shares included in the calculation includes 20,180,262 Class A Shares anticipated to be issued in respect of conversions of Class B common stock, $0.00001 par value per share, of Weber Inc. and paired units of Weber HoldCo, LLC.

(2)	The amount of the filing fee, calculated in accordance with Rule 0-11 of the Exchange Act, was calculated by multiplying $162,522,006 by 0.00011020.
(3)

The previously reported transaction valuation (as reported in the Rule 13e-3 transaction statement on Schedule 13E-3 dated January 17, 2023 and the Preliminary Information Statement on Schedule 14C dated January 17, 2023) was calculated by multiplying 28,248,426, which is the number of shares of Class A Shares, known by Weber Inc. as of January 17, 2023, that would be entitled to receive the per share merger consideration, by $8.05, which is the per share merger consideration. The number of Class A Shares included in the calculation included 67,752 Class A Shares underlying outstanding director restricted stock units entitled to receive the per share merger consideration and excluded the Class A Shares held by BDT WSP Holdings, LLC and BDT Capital Partners Fund I-A Holdings, LLC.

(4)

Weber Inc. paid $25,059.46 upon the filing of its Preliminary Information Statement on Schedule 14C on January 17, 2023, in connection with the transaction reported hereby. The previously reported amount of the filing fee, calculated in accordance with Rule 0-11 of the Exchange Act, was calculated by multiplying $227,399,829 by 0.00011020.